EXHIBIT 99.1

Central Vermont Public Service
NEWS RELEASE

Contact: Steve Costello (802) 747-5427 (work)       (802) 742-3062 (pager)
For Immediate Release: Nov. 19, 2008

CVPS Prices Public Offering

RUTLAND, VT, Nov 19, 2008 (MARKET WIRE via COMTEX News Network) -- Central Vermont Public Service Corporation (NYSE: CV) today announced that it priced a public offering of 1,190,000 newly issued shares of its common stock at a public offering price of $19.00. Central Vermont expects to grant the underwriters of the offering a 30-day option to purchase up to 119,000 additional shares of Central Vermont common stock solely to cover over-allotments, if any. Central Vermont intends to use the net proceeds of the offering for general corporate purposes, including the repayment of debt, capital expenditures, investments in Vermont Transco LLC and working capital requirements.

Morgan Stanley & Co. Incorporated is acting as sole bookrunner, and KeyBanc Capital Markets Inc. is acting as co-manager for this offering. You may obtain a copy of the preliminary prospectus supplement and final prospectus supplement, when available, from Morgan Stanley & Co. Incorporated, 180 Varick Street 2/F, New York, NY 10014, prospectus@morganstanley.com, or toll-free at 1-866-718-1649.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.